Exhibit 4.3

FIRST AMENDMENT

TO INTERCREDITOR AGREEMENT

FIRST AMENDMENT, dated as of January 22, 2013 (this “Amendment”), to the Intercreditor Agreement, dated as of March 30, 2012 (the “Original Intercreditor Agreement”) (the Original Agreement, as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), in its capacity as agent under the First Lien Debt Documents (as defined in the Intercreditor Agreement) (in such capacity, and together with its successors and assigns in such capacity, “First Lien Agent”), PNC, as Limited Agent pursuant to Section 5.8 of the Intercreditor Agreement, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as trustee and collateral agent under the Second Lien Debt Documents (8.50% Notes) (as defined in the Intercreditor Agreement) (the “8.50% Lien Agent”), and WELLS FARGO, in its capacity as trustee and collateral agent under the Second Lien Debt Documents (10.875% Notes) (as defined in the Intercreditor Agreement) (in such capacity, and together with its successors and assigns in such capacity, the “10.875% Lien Agent” and individually or together with the 8.50% Lien Agent, the “Second Lien Agent”).

WHEREAS, in connection with the execution and delivery of the Second Lien Debt Agreement (8.50% Notes) (as defined in the Intercreditor Agreement), the First Lien Agent and the Second Lien Agent entered into the Original Intercreditor Agreement; and

WHEREAS, in connection with the execution and delivery of the Second Lien Debt Agreement (10.875% Notes) (as defined in the Intercreditor Agreement), the First Lien Agent and the Second Lien Agent have agreed to amend the Original Intercreditor Agreement on and subject to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Intercreditor Agreement.

Section 2. Amendments. The Original Intercreditor Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Intercreditor Agreement attached as Annex A hereto.

Section 3. Conditions to Effectiveness. This Amendment shall be effective as of the date hereof (the “Amendment Effective Date”), upon the execution and delivery of (i) counterparts to this Amendment by the First Lien Agent, Limited Agent, 8.50% Lien Agent and 10.875% Lien Agent and (ii) the Acknowledgment to this Amendment by Hutchinson Technology Incorporated, a corporation formed under the laws of Minnesota (“HTI”), attached hereto as Annex B.

Section 4. Representations and Warranties. Each of the First Lien Agent, the Second Lien Agent and HTI represents and warrants as follows:

(a) The execution, delivery and performance by such Person of this Amendment and the performance by such Person of the Original Intercreditor Agreement, as amended hereby, have been duly authorized by all necessary action, and such Person has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Original Intercreditor Agreement, as amended hereby.

(b) This Amendment and the Original Intercreditor Agreement, as amended hereby, is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Section 5. Miscellaneous.

(a) Continued Effectiveness of the Intercreditor Agreement. Except as otherwise expressly provided herein, the Intercreditor Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date all references in the Intercreditor Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Intercreditor Agreement shall mean the Original Intercreditor Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of any Agent or Claimholder, nor constitute an amendment of any provision of any First Lien Debt Document or Second Lien Debt Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Governing Law. This Amendment shall be governed by the laws of the State of New York.

(e) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

FIRST LIEN AGENT:

PNC BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

LIMITED AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Limited Agent

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

SECOND LIEN AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as 8.50% Lien Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as 10.875% Lien Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

Annex A

Revisions to Intercreditor Agreement

(attached)

[Composite incorporating the First Amendment]

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of March 30, 2012, and entered into by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), in its capacity as agent under the First Lien Debt Documents (as defined below)~~,~~ (in such capacity, and together with its successors and assigns in such capacity, “First Lien Agent”), ~~and~~PNC, as Limited Agent pursuant to Section 5.8, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as trustee and collateral agent under the Second Lien Debt Documents (~~as defined below),~~8.50% Notes) (as defined below) (the “8.50% Lien Agent”), and WELLS FARGO, in its capacity as trustee and collateral agent under the Second Lien Debt Documents (10.875% Notes) (as defined below) (in such capacity, and together with its successors and assigns in such capacity, the “10.875% Lien Agent” and individually or together with the 8.50% Lien Agent, the “Second Lien Agent”).

RECITALS

HUTCHINSON TECHNOLOGY INCORPORATED, a corporation formed under the laws of Minnesota (“HTI”) (HTI, together with each subsidiary of HTI which from time to time may be joined as a borrower thereunder, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto, and First Lien Agent, have entered into that certain Revolving Credit and Security Agreement dated as of September 16, 2011 providing for certain credit facilities (as amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of this Agreement, the “First Lien Debt Agreement”);

The obligations of the Grantors (as defined herein) under the First Lien Debt Agreement are or will be secured on a senior priority basis by liens on substantially all of the personal property of the Grantors and certain real property of HTI, pursuant to the terms of certain of the First Lien Debt Documents (as defined below);

HTI, the guarantors from time to time party thereto, and Wells Fargo, in its capacity as trustee for the Second Lien Claimholders (as defined below), have entered into (i) that certain Indenture dated as of the date hereof (as amended by the First Supplemental Indenture thereto, dated as of January 22, 2013 (the “First Supplemental Indenture (8.50% Notes)”) and as further amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of this Agreement, the “Second Lien Debt Agreement (8.50% Notes)”) providing for the issuance of ~~notes by HTI and the guaranty of the Second Lien Obligations~~8.50% Senior Secured Second Lien Notes due 2017 by HTI and the guaranty of the Second Lien Obligations (8.50% Notes) (as defined below) by such guarantors, and (ii) that certain Indenture dated as of

January 22, 2013 (as amended, restated, supplemented, Refinanced, modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of this Agreement, the “Second Lien Debt Agreement (10.875% Notes)” and together with the Second Lien Debt Agreement (8.50% Notes), collectively, the “Second Lien Debt Agreements”), providing for the issuance of 10.875% Senior Secured Second Lien Notes due 2017 by HTI and the guaranty of the Second Lien Obligations (10.875% Notes) (as defined below) by such guarantors;

The obligations of the Grantors under the Second Lien Debt Agreement (8.50% Notes) are or will be secured, on a junior priority basis in respect of the First Lien Obligations (as defined below) and on a parity basis in respect of the Second Lien Obligations (10.875% Notes), by liens on substantially all of the personal property of the Grantors and certain real property of HTI pursuant to the terms of certain of the Second Lien Debt Documents (8.50% Notes) (as defined below);

The obligations of the Grantors under the Second Lien Debt Agreement (10.875% Notes) are or will be secured, on a junior priority basis in respect of the First Lien Obligations and on a parity basis in respect of the Second Lien Obligations (8.50% Notes), by liens on substantially all of the personal property of the Grantors and certain real property of HTI pursuant to the terms of certain of the Second Lien Debt Documents (10.875% Notes) (as defined below);

The First Lien Debt Documents and the Second Lien Debt Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral (as defined below) and certain other matters; and

In order to induce the First Lien Claimholders to consent to the Grantors granting the liens to secure the Second Lien Obligations (as defined below) and to induce the First Lien Claimholders to continue to extend credit and other financial accommodations and continue to lend monies to or for the benefit of the Borrowers, the First Lien Agent, the Second Lien Agent and, by virtue of accepting the Second Lien Notes (as defined below), the Second Lien Claimholders, have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Additional First Lien Permitted Debt” means Indebtedness that (a) is secured by a first lien on the Collateral and has been designated by HTI as “Priority Lien Debt” under and as defined in the Second Lien Debt ~~Agreement~~Agreements, (b) is consented to by the First Lien

Agent, (c) is permitted to be incurred as “Priority Lien Debt” under and as defined in the Second Lien Debt ~~Agreement~~Agreements, (d) is in a principal amount that, together with the maximum principal amount that may be outstanding under the First Lien Debt Agreement at any time plus all then existing Secured Hedge Liabilities and Secured Banking Services Obligations plus all previously incurred Additional First Lien Permitted Debt, does not exceed the First Lien Cap, and (e) the lender or holder thereof has entered into an intercreditor agreement with the Second Lien Agent on terms no less favorable to the Second Lien Holders than the terms of this Agreement.

“Advances” means any term loans or revolving loans made under the First Lien Debt Documents.

“Agent” means the First Lien Agent, the Second Lien Agent or, in the case of the Minnesota Mortgage, PNC (as collateral agent and Limited Agent).

“Amendment Effective Date” means the date on which the Second Lien Debt Agreement (10.875% Notes) becomes effective.

“Banking Services” means each and any of the following banking services provided to HTI or any Subsidiary of HTI by any First Lien Lender or any affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks in (i) New York, New York or (ii) Pittsburgh, Pennsylvania are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person.

“Cash Collateral” has the meaning set forth in Section 6.2.

“Claimholders” means First Lien Claimholders and Second Lien Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting First Lien Collateral or Second Lien Collateral.

“Conforming Amendment” means any amendment to any Second Lien Debt Document that is substantively identical to a corresponding amendment to a comparable provision of a First Lien Debt Document.

“Default Disposition” has the meaning set forth in Section 5.1(d).

“DIP Financing” has the meaning set forth in Section 6.2.

“Discharge of First Lien Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the First Lien Priority Obligations (other than unasserted contingent indemnification obligations, obligations in respect of outstanding Letters of Credit, Secured Hedge Liabilities and Secured Banking Services Obligations);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Priority Obligations; and

(c) termination or cash collateralization of all outstanding Letters of Credit (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such Letters of Credit) and termination or cash collateralization or the provision of other credit support in respect of all Secured Hedge Liabilities and Secured Banking Services Obligations (in an amount and in the manner required by the First Lien Debt Documents, but not in any event in an amount greater than 105% of the aggregate amount of the Net Secured Hedge Liabilities and Secured Banking Services Obligations).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing).

“Effective Date” means the date on which the Second Lien Debt Agreement (8.50% Notes) becomes effective.

“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the Advances outstanding under the First Lien Debt Documents, the undrawn amount of all outstanding Letters of Credit, and the outstanding amount of the Net Secured Hedge Liabilities and Secured Banking Services Obligations that is in excess of the First Lien Cap, plus (b) the portion of interest and fees on account of such portion of the Advances, Letters of Credit, Secured Hedge Liabilities and Secured Banking Services Obligations described in clause (a) of this definition plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the terms of the First Lien Debt Documents on or after the commencement of any Insolvency Proceeding relating to any Grantor or any other Person to the extent that a claim for such default interest or loan fees is not allowable or allowed in such Insolvency Proceeding.

“Excess Second Lien Obligations” means the sum of (a) the portion of the principal amount outstanding under the Second Lien Debt Documents in excess of the Second Lien Cap, plus (b) the portion of interest and fees on account of such portion of the loans described in clause (a) of this definition, plus (c) any default interest (but not any other interest) or loan fees, each arising from or related to a default and accruing or becoming due under the destruction (other than to the extent covered by insurance) or material waste thereof, or the failure of any Grantor after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto.

“First Lien Cap” means, as of any date of determination, in the case of outstanding Advances, Letters of Credit, Secured Hedge Liabilities, Secured Banking Services Obligations and Additional First Lien Permitted Debt, the result of (a) $35,000,000, minus (b) the aggregate amount of all permanent repayments of any Advances or any Additional First Lien Permitted Debt made out of the Net Proceeds of Asset Sales (as each such term is defined in the Second Lien Debt Agreement (8.50% Notes) as in effect on the date hereof), so long as, in the case of any permanent repayment of revolving Advances or revolving Additional First Lien Permitted Debt, there is a concurrent permanent reduction in the commitments to make such revolving Advances or revolving Additional First Lien Permitted Debt in an amount equal to such permanent repayment.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including First Lien Lenders and First Lien Agent.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a consensual Lien is granted as security for any First Lien Obligation.

“First Lien Collateral Documents” means the First Lien Debt Agreement, any “Guarantor Security Agreement” (as defined in the First Lien Debt Agreement), the First Lien Mortgages, the Minnesota Mortgage and any other agreement, document, or instrument pursuant to which a Lien is granted securing any First Lien Obligation or under which rights or remedies with respect to such Liens are governed.

“First Lien Debt Documents” means the First Lien Collateral Documents, the First Lien Debt Agreement, each of the “Other Documents” (as defined in the First Lien Debt Agreement), and any other agreement, document, or instrument now or hereafter executed by any Grantor and/or delivered to the First Lien Agent or any First Lien Lender in respect of the transactions contemplated by the First Lien Debt Agreement.

“First Lien Default” means any “Event of Default”, as such term is defined in any First Lien Debt Document.

“First Lien Lenders” means the lenders or investors under the First Lien Debt Agreement.

“First Lien Mortgages” means each mortgage, deed of trust, and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Obligations” means all “Obligations” (as defined in the First Lien Debt Agreement) and all other amounts owing, due, or secured under the terms of the First Lien

Debt Agreement or any other First Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, Secured Hedge Liabilities, Secured Banking Services Obligations, obligations to post cash collateral or other support in respect of Letters of Credit and/or Secured Hedge Liabilities and/or Secured Banking Services Obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any First Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the First Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“First Lien Priority Obligations” means all First Lien Obligations exclusive of the Excess First Lien Obligations, which Excess First Lien Obligations shall be excluded from (and shall not constitute) First Lien Priority Obligations.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means Borrowers and Guarantors, and each other Person that may from time to time execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “debtor,” “grantor,” or “pledgor” (or the equivalent thereof), or whose assets otherwise serve as collateral securing any portion of the First Lien Obligations or the Second Lien Obligations.

“Guarantor” means any Subsidiary of a Borrower that becomes a guarantor of the First Lien Obligations pursuant to the First Lien Debt Agreement or a guarantor of the Second Lien Obligations pursuant to the Second Lien Debt ~~Agreement~~Agreements.

“Hedge Agreement” means any exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, forward purchase or similar agreement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor;

(b) any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Letters of Credit” means all letters of credit issued under or pursuant to the First Lien Debt Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing.

“Limited Agent” has the meaning set forth in Section 5.8.

“Limited Agent Parties” has the meaning set forth in Section 5.8.

“Majority Second Lien Holders” means Second Lien Holders holding (i) at least a majority in aggregate principal amount of the Second Lien Notes then outstanding under the Second Lien Debt Agreement (8.50% Notes) and (ii) at least a majority in aggregate principal amount of the Second Lien Notes then outstanding under the Second Lien Debt Agreement (10.875% Notes).

“Majority Second Lien Holders Approval” means, as to any action, consent, amendment, modification, waiver or other matter under this Agreement, that such action, consent, amendment, modification, waiver or other matter has been authorized in writing by the Majority Second Lien Holders.

“Minnesota Mortgage” means, collectively, one or more mortgages, deeds of trust, or other documents or instruments under which a Lien on certain real property owned by HTI in Minnesota shall be granted in favor of PNC, acting in the capacity as collateral agent on behalf of both the First Lien Agent and, as Limited Agent in accordance with Section 5.8, the Second Lien Agent, to secure both the First Lien Obligations and the Second Lien Obligations.

“Net Secured Hedge Liabilities” means, at any time, the amount of Secured Hedge Liabilities under any Hedge Agreement that would be due and payable at such time if such Hedge Agreement were terminated (as customarily determined).

“Parity Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of January 22, 2013, between Wells Fargo, in its capacity as trustee and collateral agent under the Second Lien Debt Documents (8.50% Notes), and Wells Fargo, in its capacity as trustee and collateral agent under the Second Lien Debt Documents (10.875% Notes).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Purchase Notice” has the meaning set forth in Section 5.6(a).

“Recovery” has the meaning set forth in Section 6.8.

“Refinance” means, in respect of any indebtedness, to refinance (including by means of sales of debt securities to institutional investors), extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, investors, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Cap” means, as of any date of determination, in the case of outstanding Second Lien Notes, the result of (a) ~~the greater of (x) $90,000,000 and (y) the aggregate principal amount of all Second Lien Notes issued and outstanding on the Effective Date, so long as, if such amount is greater than $90,000,000, PNC has approved such greater amount on or prior to the~~(i) prior to the Amendment Effective Date, $90,000,000, and (ii) on and after the Amendment Effective Date, $92,000,000, minus (b) the aggregate amount of all permanent repayments under the Second Lien Notes made out of the Net Proceeds of Asset Sales (as such term is defined in the Second Lien Debt Documents).

“Second Lien Carveout” means any capital stock of or other equity interests in any Subsidiary of HTI that is excluded from the Lien granted to the Second Lien Agent to the extent the granting of a Lien thereon would require separate financial statements for such Subsidiary to be filed with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, subject to the further terms set forth in the definition of “Rule 3-16 Excluded Assets” set forth in the Second Lien Debt ~~Agreement~~Agreements.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including Second Lien Holders and Second Lien Agent.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Documents” means ~~the~~each “Second Lien Security Agreement” (as defined in the Second Lien Debt ~~Agreement~~Agreements), the Second Lien Notes, the Second Lien Mortgages, the Minnesota Mortgage and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Debt Documents” means the Second Lien Collateral Documents, the Second Lien Debt Agreements, the Parity Lien Intercreditor Agreement and the Second Lien Notes.

“Second Lien Debt Documents (8.50% Notes)” means the Second Lien Debt Agreement (8.50% Notes) and the Second Lien Debt Documents issued or entered into pursuant to or in connection with the Second Lien Debt Agreement (8.50% Notes).

“Second Lien Debt Documents (10.875% Notes)” means the Second Lien Debt Agreement (10.875% Notes) and the Second Lien Debt Documents issued or entered into pursuant to or in connection with the Second Lien Debt Agreement (10.875% Notes).

“Second Lien Default” means any “Event of Default”, as such term is defined in any Second Lien Debt Document.

“Second Lien Holders” means the “Holders” as defined in the Second Lien Debt ~~Agreement~~Agreements.

“Second Lien Mortgages” means each mortgage, deed of trust, and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Notes” means (i) the 8.50% Senior Secured Second Lien Notes due 2017 issued by HTI pursuant to the Second Lien Debt Agreement (8.50% Notes), together with any replacement notes issued at any time in exchange therefor or pursuant to any Refinancing thereof, and (ii) the 10.875% Senior Secured Second Lien Notes due 2017 issued by HTI pursuant to the Second Lien Debt Agreement (10.875% Notes), together with any replacement notes issued at any time in exchange therefor or pursuant to any Refinancing thereof.

“Second Lien Obligations” means all “Obligations” (as defined in the Second Lien Debt ~~Agreement~~Agreements) and all other amounts owing, due, or secured under the terms of the Second Lien Debt ~~Agreement~~Agreements or any other Second Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Second Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Second Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Second Lien Obligations (8.50% Notes)” means Second Lien Obligations under the Second Lien Debt Agreement (8.50% Notes) and the Second Lien Debt Documents (8.50% Notes).

“Second Lien Obligations (10.875% Notes)” means Second Lien Obligations under the Second Lien Debt Agreement (10.875% Notes) and the Second Lien Debt Documents (10.875% Notes).

“Second Lien Priority Obligations” means all Second Lien Obligations exclusive of the Excess Second Lien Obligations, which Excess Second Lien Obligations shall be excluded from (and shall not constitute) Second Lien Priority Obligations.

“Secured Banking Services Obligations” means any and all obligations of HTI or any Subsidiary of HTI, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, to the extent such obligations are secured by the First Lien Collateral under the terms of the First Lien Debt Documents.

“Secured Hedge Liabilities” means the obligations of HTI or any Subsidiary of HTI under any Hedge Agreement, in each case, to the extent such obligations are secured by the First Lien Collateral under the terms of the First Lien Debt Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Standstill Notice” means a written notice from Second Lien Agent to First Lien Agent stating that (a) a Second Lien Default has occurred and is continuing, (b) that, as a consequence thereof, Second Lien Agent has accelerated the Second Lien Obligations (8.50% Notes) and/or the Second Lien Obligations (10.875% Notes) and (c) that such notice is a “Standstill Notice” under this Agreement.

“Standstill Period” means the period of one-hundred-and-twenty (120) days commencing on the date on which First Lien Agent receives the applicable Standstill Notice.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Triggering Event” means (i) the acceleration of any First Lien Priority Obligations, (ii) First Lien Agent’s (or, following expiration of the Standstill Period, Second Lien Agent’s) Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, (iii) the occurrence of a Second Lien Default as a result of a failure to make payment of any Second Lien Priority Obligation when due under the terms of the Second Lien Debt Documents, or (iv) the commencement of an Insolvency Proceeding with respect to any Grantor.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the Second Lien Obligations granted with respect to the Collateral or of any Liens securing the First Lien Obligations granted with respect to the Collateral and notwithstanding any contrary provision of the UCC or any other applicable law or the Second Lien Debt Documents or any defect or deficiencies in, the Liens securing the First Lien Obligations, or any other circumstance whatsoever, Second Lien Agent hereby agrees that:

(a) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any First Lien Priority Obligations now or hereafter held by or on behalf of, or created for the benefit of, First Lien Agent or any First Lien Claimholders or any agent or trustee therefor shall be senior in all respects and prior to any Lien with respect to the Collateral securing any Second Lien Obligations; and

(b) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, Second Lien Agent, any Second Lien Claimholders or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the Collateral securing any First Lien Priority Obligations.

Subject to the last sentence of this Section 2.1, all Liens with respect to the Collateral securing any First Lien Priority Obligations shall be and remain senior in all respects and prior to all Liens with respect to the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Priority Obligations are subordinated to any Lien securing any other obligation of any Grantor or any other Person (but only to the extent that such subordination is permitted pursuant to the terms of the First Lien Debt Agreement and the Second Lien Debt ~~Agreement~~Agreements, or as contemplated in Section 6.2).

The foregoing and any other provision to the contrary contained in this Agreement notwithstanding, (i) the subordination of Liens provided for in this Agreement shall cease to be effective with respect to any part of the Collateral from and after the date on which the Liens of First Lien Agent and First Lien Claimholders are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by First Lien Agent, or any failure by First Lien Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, in which event Second Lien Agent and Second Lien Claimholders shall be entitled to receive and retain, from and after such date, all proceeds with respect to such Collateral to the extent the Liens of Second Lien Agent and Second Lien Claimholders are valid, enforceable, not void and allowed with respect to such Collateral, and (ii) except as expressly provided in this Agreement, First Lien Agent agrees not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of Grantors without the prior written consent of Second Lien Agent (which it shall be authorized to consent to based upon ~~an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the Second Lien Notes then outstanding~~Majority Second Lien Holders

Approval); provided that such consent shall not be required so long as the principal amount of the indebtedness or other obligations to be secured by the Lien of such other creditor does not exceed $5,000,000 in the aggregate for all such Liens.

2.2 Prohibition on Contesting Liens. Each of Second Lien Agent, for itself and on behalf of each Second Lien Claimholder, and First Lien Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to), directly or indirectly, contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity, or enforceability of a Lien held by or on behalf of any First Lien Claimholders in the First Lien Collateral or by or on behalf of any Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of First Lien Agent, any First Lien Claimholder, Second Lien Agent, or any Second Lien Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the respective priorities of the Liens securing the First Lien Obligations and the Second Lien Obligations as provided in Sections 2.1 and 3.

2.3 New Liens. So long as the Discharge of First Lien Priority Obligations has not occurred, and subject to Section 6 following the commencement of any Insolvency Proceeding by or against any Grantor, the parties hereto agree that no Grantor shall:

(a) grant any additional Liens on any asset to secure any Second Lien Obligation unless such Grantor gives First Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any Second Lien Claimholder, such notice is provided to First Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the First Lien Obligations concurrently with the grant of a Lien thereon in favor of Second Lien Agent; or

(b) grant any additional Liens on any asset (other than the Second Lien Carveout) to secure any First Lien Obligations unless such Grantor gives Second Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any First Lien Claimholder, such notice is provided to Second Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the Second Lien Obligations concurrently with the grant of a Lien thereon in favor of First Lien Agent.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to First Lien Agent or First Lien Claimholders, Second Lien Agent, on behalf Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. If First Lien Agent or any First Lien Claimholder shall (nonetheless and in breach of this Section 2.3) acquire any Lien on any assets of any Grantor (other than the Second Lien Carveout) securing any First Lien Obligations which assets are not also subject to the Lien of Second Lien Agent under the Second Lien Collateral Documents, then First Lien Agent (or the relevant First Lien Claimholder), shall, without the

SECTION 3. Exercise of Remedies.

3.1 Standstill. Until the Discharge of First Lien Priority Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Second Lien Agent and Second Lien Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including any Exercise of Secured Creditor Remedies with respect to any Collateral); provided, however, that if a Second Lien Default has occurred and is continuing, Second Lien Agent may Exercise any Secured Creditor Remedies after the passage of the applicable Standstill Period (it being understood that if at any time after the delivery of a Standstill Notice that commences a Standstill Period, all Second Lien Defaults have been waived or cured in accordance with the Second Lien Debt ~~Agreement~~Agreements, Second Lien Agent may not Exercise any Secured Creditor Remedies until the passage of a new Standstill Period commenced by a new Standstill Notice relative to the occurrence of a new Second Lien Default that had not occurred as of the date of the delivery of the earlier Standstill Notice; provided further, however, that in no event shall Second Lien Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, First Lien Agent or First Lien Claimholders shall have commenced prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any Exercise of Secured Creditor Remedies by Second Lien Agent with respect to all or any material portion of the Collateral) and be diligently pursuing in good faith the Exercise of Secured Creditor Remedies with respect to all or any material portion of the Collateral;

(b) will not contest, protest, or object to any Exercise of Secured Creditor Remedies by First Lien Agent or any First Lien Claimholder and has no right to direct First Lien Agent to Exercise any Secured Creditor Remedies or take any other action under the First Lien Debt Documents; and

(c) will not object to (and waive any and all claims with respect to) the forbearance by First Lien Agent or First Lien Claimholders from Exercising any Secured Creditor Remedies.

Notwithstanding any other provision hereof, if Second Lien Agent commences the Exercise of Secured Creditor Remedies in accordance with clause (a) above, First Lien Agent may not exercise any of the remedies of the type described in clauses (a) through (c) above so long as Second Lien Agent at such time has commenced and diligently is pursuing in good faith any Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, unless and until the Second Lien Obligations (other than then Excess Second Lien Obligations) shall have been paid in full.

3.2 Exclusive Enforcement Rights. Until the Discharge of First Lien Priority Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, but subject to the first proviso to Section 3.1(a), First Lien Agent and First Lien Claimholders shall have the exclusive right to Exercise any Secured Creditor Remedies

Priority Obligations secured by the Second Lien Collateral) and (ii) any release effected or occasioned by the terms of this Section 5 by Second Lien Agent of any Lien in favor of the Second Lien Agent or any of the Second Lien Claimholders shall not extend to or otherwise affect any of the rights of the Second Lien Agent or any Second Lien Claimholder arising under the Second Lien Debt Documents to any proceeds of any disposition of any Second Lien Collateral occurring in connection with such release; provided that such rights to such proceeds shall be subject in all respects to the terms and conditions of this Agreement.

5.2 Insurance. Unless and until the Discharge of First Lien Priority Obligations has occurred:

(a) (i) First Lien Agent and First Lien Claimholders shall have the sole and exclusive right, subject to the rights of Grantors under the First Lien Debt Documents, to adjust and settle any claim under any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid, subject to the rights of Grantors under the First Lien Debt Documents and the Second Lien Debt Documents, first to First Lien Claimholders and Second Lien Claimholders in accordance with the priorities set forth in Section 4.1, until paid in full in cash, and second, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct; and

(b) if Second Lien Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 5.2, it shall pay such proceeds over to First Lien Agent in accordance with the terms of Section 4.2.

5.3 Amendments; Refinancings; Legend.

(a) The First Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the First Lien Obligations may be Refinanced, in each case without notice to, or the consent of, Second Lien Agent or Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to Second Lien Agent for the benefit of itself and the Second Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of Second Lien Agent (which it shall be authorized to consent to based upon ~~an affirmative vote of Second Lien Claimholders holding at least a majority in aggregate principal amount of the Second Lien Notes then outstanding~~Majority Second Lien Holders Approval):

(i) contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the Second Lien Obligations which is permitted under the terms of the First Lien Debt Documents as of the date hereof;

(ii) increase the commitments of the First Lien Claimholders under the First Lien Debt Documents to an amount that would exceed the First Lien Cap or otherwise permit the aggregate outstanding principal amount of Advances plus the aggregate amount of outstanding undrawn Letters of Credit to exceed the First Lien Cap;

(iii) increase the “applicable margin” or similar component of the interest rate by more than 2 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(iv) extend the scheduled final maturity of the First Lien Debt Agreement or any Refinancing thereof beyond the scheduled maturity of the Second Lien Debt ~~Agreement~~Agreements unless the First Lien Debt Agreement (as so amended or Refinanced) permits the repayment in full of the Second Lien Obligations at their scheduled maturity; or

(v) other than as a function of the requirement that all proceeds of Collateral be remitted to First Lien Agent for application to the First Lien Obligations on a daily basis, modify (or have the effect of a modification of) the mandatory prepayment provisions of the First Lien Debt Agreement or any First Lien Debt Document ~~within 180 days of the date hereof~~ in a manner that makes them more restrictive to Grantors.

(b) The Second Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Second Lien Obligations may be Refinanced, in each case without notice to, or the consent of, First Lien Agent or First Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to First Lien Agent for the benefit of itself and the First Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not (except with respect to any Conforming Amendment (provided that any Conforming Amendment to the Second Lien Debt ~~Agreement~~Agreements shall maintain an equivalent proportionate difference between dollar amounts or ratios, as the case may be, in the relevant provision in the Second Lien Debt ~~Agreement~~Agreements and those in the corresponding covenant in the First Lien Debt Agreement, to the extent that such difference exists between the Second Lien Debt ~~Agreement~~Agreements and the First Lien Debt Agreement on the date hereof or on the Amendment Effective Date)), without the prior written consent of First Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of First Lien ~~Claimholders~~Lenders constituting “Required Lenders” as defined in the First Lien Debt Agreement):

(i) contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the First Lien Obligations which is permitted under the terms of the Second Lien Debt Documents as of the date hereof or as of the Amendment Effective Date;

(ii) increase the aggregate principal amount of the outstanding Second Lien Notes to an amount that would exceed the Second Lien Cap;

(iii) increase the contract rate of interest by more than 2 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate);

(iv) change to earlier dates any dates upon which payments of principal or interest are due thereon;

(v) change any default or Second Lien Default thereunder in a manner adverse to Grantors thereunder unless the First Lien Lenders are offered the opportunity to similarly modify the First Lien Debt Documents (it being understood that any waiver of any such default or Second Lien Default, in and of itself, shall not be deemed to be adverse to Grantors); or

(vi) change the redemption, mandatory prepayment, or defeasance provisions thereof within 180 days of the Amendment Effective Date in a manner adverse to the Grantors or First Lien Claimholders.

Each of the parties hereto confirms that the First Supplemental Indenture (8.50% Notes) is permitted.

(c) Each Grantor agrees that any promissory note evidencing or security agreement, pledge agreement or mortgage securing the Second Lien Obligations shall at all times include the following language (or language to similar effect approved by First Lien Agent):

“Anything herein to the contrary notwithstanding, the liens and security interests [securing the obligations evidenced by this note] [granted hereunder] and the exercise of any right or remedy with respect thereto are subject to the provisions of the Intercreditor Agreement dated as of ~~[            ] [    ],~~March 30, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between PNC Bank, National Association, as First Lien Agent, and Wells Fargo Bank, National Association, as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this [note][security agreement][pledge agreement][mortgage], the terms of the Intercreditor Agreement shall govern and control.”

5.4 Bailee for Perfection.

(a) First Lien Agent and Second Lien Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for Second Lien Agent or First Lien Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of

owns, or has the right to transfer to purchasing Second Lien Holders, the rights being transferred, and (iii) such transfer will be free and clear of Liens.

(e) In the event that any one or more of Second Lien Claimholders exercises and consummates the purchase option set forth in this Section 5.6, (i) First Lien Agent shall have the right, but not the obligation, to immediately resign under the First Lien Debt Agreement, and (ii) purchasing Second Lien Holders shall have the right, but not the obligation, to require First Lien Agent to immediately resign under the First Lien Debt Agreement.

5.7 Injunctive Relief. Should any Second Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, First Lien Agent or any First Lien Claimholder may obtain relief against such Second Lien Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed by Second Lien Agent that (a) First Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Second Lien Claimholder waives any defense that such Grantor and/or First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Should any First Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, Second Lien Agent or any Second Lien Claimholder (in its or their own name or in the name of any Grantor) or any Grantor may obtain relief against such First Lien Claimholder by injunction, specific performance, and/or other appropriate equitable relief, it being understood and agreed by First Lien that (i) Second Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (ii) each First Lien Claimholder waives any defense that such Grantor and/or Second Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. First Lien Agent and Second Lien Agent hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by First Lien Agent or First Lien Claimholders or Second Lien Agent or Second Lien Claimholders, as the case may be.

5.8 Certain Agency Provisions.

(a) Appointment. The Second Lien Agent, for itself and on behalf of each other Second Lien Claimholder, hereby designates and appoints PNC as collateral agent under the Minnesota Mortgage solely for the limited purpose of securing the Second Lien Obligations with the Lien granted by HTI in the property described in the Minnesota Mortgage and only until the payment in full of the First Lien Obligations owed to PNC under the First Lien Debt Agreement and the termination or expiration of PNC’s commitments to extend credit to Grantors under the First Lien Debt Agreement (PNC acting in such capacity, the “Limited Agent”), and the Second Lien Agent, for itself and on behalf of each other Second Lien Claimholder, irrevocably authorizes PNC as Limited Agent, to exercise such powers and perform such duties as are expressly delegated to PNC by the terms of the Minnesota Mortgage, together with such other powers as are incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the

Minnesota Mortgage, PNC shall not have any duties or responsibilities as Limited Agent, except those expressly set forth herein or therein, or any fiduciary relationship with any Second Lien Claimholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Minnesota Mortgage or otherwise exist against PNC acting as Limited Agent. Upon the payment in full of the First Lien Obligations owed to PNC under the First Lien Debt Agreement and the termination or expiration of PNC’s commitments to extend credit to Grantors under the First Lien Debt Agreement, PNC shall promptly assign the Minnesota Mortgage, if such payment and termination or expiration occurs in connection with any Refinancing of the First Lien Obligations owed to PNC, to the First Lien Agent under the First Lien Debt Documents effecting such Refinancing (whereupon such First Lien Agent shall be treated for all purposes of this Section 5.8 as the Limited Agent and all references in this Section 5.8 to “PNC” shall be deemed to be references to such First Lien Agent), and otherwise to the Second Lien Agent or its designee and/or take such other steps reasonably requested by the Second Lien Agent so that Second Lien Agent remains secured party under the Minnesota Mortgage (in each case at Grantors’ expense and without any representation or warranty by PNC).

(b) Delegation of Duties. PNC, acting as Limited Agent, may execute any of its duties under this Agreement or the Minnesota Mortgage by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. PNC, as Limited Agent, shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither PNC, acting as Limited Agent, nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Section 5.8 or the Minnesota Mortgage (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Second Lien Claimholder for any recitals, statements, representations or warranties made by any Grantor or any officer thereof (x) contained in this Agreement or the Minnesota Mortgage or (y) in any certificate, report, statement or other document referred to or provided for in, or received by the PNC, as Limited Agent, under or in connection with this Agreement or the Minnesota Mortgage or (z) regarding the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Minnesota Mortgage or any Collateral or for any failure of any Grantor or other party thereto to perform its obligations hereunder or thereunder. PNC, as Limited Agent, shall not be under any obligation to any Second Lien Claimholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Section 5.8 or the Minnesota Mortgage, or to inspect the properties, books or records of any Grantor.

(d) Non Reliance on Limited Agent. The Second Lien Agent, for itself and on behalf of each other Second Lien Claimholder, hereby expressly acknowledges that neither PNC, as Limited Agent, nor any of its officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it (other than as expressly set forth in Section 8) and that no act by PNC, as Limited Agent, hereinafter taken, including any review of the affairs of any Grantor or any affiliates of any Grantor, shall be deemed to constitute any representation or warranty by the Limited Agent to any Second Lien Claimholder. PNC, as Limited Agent, shall not have any duty or responsibility to provide any Second Lien Claimholder with any information (credit or otherwise), including, without limitation, matters concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Grantor or any affiliate of any Grantor that may come into the possession of PNC or any of its officers, directors, employees, agents, attorneys in fact or affiliates or to provide any Second Lien Claimholder with any evaluation materials or information generated and delivered by or on behalf of PNC. Notwithstanding the foregoing, PNC, as Limited Agent, agrees to use commercially reasonable efforts to promptly notify Second Lien Agent if PNC, solely as a result of being the named mortgagee under the Minnesota Mortgage, receives written notice (x) that its Lien has become invalid or unperfected or no longer covered by title insurance or (y) of any material adverse claim affecting the property subject to the Minnesota Mortgage, provided that PNC shall have no liability if it fails to provide any such notice in the absence of bad faith.

(e) Indemnification. The Grantors, jointly and severally, and if the Grantors fail to make payment within 10 Business Days of written demand or such written demand may not be made under applicable law (whether as a result of an Insolvency Proceeding or otherwise), then Second Lien Agent, for itself and on behalf of each other Second Lien Claimholder (in accordance with the Second Lien Debt Agreements), agrees to indemnify PNC, in its capacity as Limited Agent, and each affiliate thereof, together with each of the officers, directors, partners, trustees, employees, representatives, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling Persons of the foregoing and each other Person designated, nominated or otherwise mandated by or assisting PNC pursuant to Section 5.8(b) hereof (collectively the “Limited Agent Parties”), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Limited Agent Party in any way relating to or arising out of the appointment and authorization of the Limited Agent and the carrying out of the duties and obligations thereof under or in connection with this Section 5.8, the Minnesota Mortgage or any document contemplated by or referred to in this Section 5.8 or in the Minnesota Mortgage, any of the transactions contemplated by this Section 5.8 or the Minnesota Mortgage, or any action taken or omitted by such Limited Agent Party under or in connection with any of the foregoing; provided that no Grantor or Second Lien Claimholder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted solely and directly from such Limited Agent Party’s gross negligence or willful misconduct. The agreements in this Section 5.8(e) shall survive the termination of this Agreement and the payment in full of the First Lien Obligations owed to PNC under the First Lien Debt Agreement and the termination or expiration of PNC’s commitments to extend credit to Grantors under the First Lien Debt Agreement.

SECTION 6. Insolvency Proceedings.

6.1 Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

6.2 Financing. If any Grantor shall be subject to any Insolvency Proceeding and First Lien Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which First Lien Agent has a Lien or to permit any Grantor to obtain financing provided by any one or more First Lien Claimholders under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then Second Lien Agent agrees that it will consent to such Cash Collateral use or raise no objection to such DIP Financing and, to the extent the Liens securing the First Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Second Lien Agent will subordinate its Liens in the Collateral to (i) the Liens securing such DIP Financing and (ii) any “carve-out” authorized by the bankruptcy court in connection with such DIP Financing provided that the amount of such “carve-out” (exclusive of amounts the DIP Financing lenders agree to allow under such DIP Financing for payment of professionals on a current basis prior to a default under such DIP Financings) is not more than $250,000; provided that (a) the principal amount of any such DIP Financing plus the outstanding principal amount of other First Lien Obligations does not exceed the First Lien Cap, (b) the interest rate and fees of any such DIP Financing are commercially reasonable under the circumstances and (c) any such DIP Financing is otherwise subject to the terms of this Agreement. If First Lien Claimholders offer to provide DIP Financing that meets the requirements set forth in clauses (a) through (c) above, Second Lien Agent agrees that it shall not, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Priority Obligations. The foregoing provisions of this Section 6.2 shall not prevent the Second Lien Agent or the Second Lien Claimants from objecting to any provision in any Cash Collateral order or DIP Financing documentation relating to any provision or content of a plan of reorganization.

6.3 Sales. Second Lien Agent agrees that it will consent, and will not object or oppose a motion to Dispose of any Collateral free and clear of the Liens or other claims in favor of Second Lien Agent under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders under the First Lien Debt Agreement have consented to such Disposition of such assets, and such motion does not impair, subject to the priorities set forth in this Agreement, the rights of Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (so long as the right of the Second Lien Claimholders to offset its claim against the purchase price is only after the First Lien Priority Obligations have been paid in full in cash). The foregoing to the contrary

(c) The execution, delivery, and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

8.2 Representations and Warranties of Each Agent. First Lien Agent and Second Lien Agent each represents and warrants to the other that it has been authorized by First Lien Lenders or Second Lien Holders, as applicable, under the First Lien Debt Agreement or the Second Lien Debt ~~Agreement~~Agreements, as applicable, to enter into this Agreement and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the First Lien Lenders or Second Lien Holders, as applicable, as fully as if they were parties hereto.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents or any of the Second Lien Debt Documents, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and First Lien Claimholders may continue, at any time and without notice to Second Lien Agent or any Second Lien Claimholder, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting First Lien Priority Obligations in reliance hereof. Each of First Lien Agent and Second Lien Agent hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to First Lien Agent, First Lien Claimholders, and the First Lien Obligations, on the date that the First Lien Obligations are paid in full and termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations has occurred; and

(b) with respect to Second Lien Agent, Second Lien Claimholders, and the Second Lien Obligations, on the date that the Second Lien Obligations are paid in full.

9.3 Amendments; Waivers. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of ~~each party hereto~~(i) the First Lien Agent (acting with the approval of First Lien Lenders constituting “Required Lenders” as defined in the First Lien Debt Agreement) and (ii) the Second Lien Agent (acting with Majority Second Lien Holders Approval) (and acknowledged by the Grantors if such amendment, modification or waiver purports to alter, in a manner adverse to any Grantor, any obligation of such Grantor hereunder or under any agreement referenced herein), or its authorized agent, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

9.4 Information Concerning Financial Condition of the Grantors and their Respective Subsidiaries. First Lien Agent and First Lien Claimholders, on the one hand, and Second Lien Claimholders and Second Lien Agent, on the other hand, shall not be responsible for keeping any other party informed of (a) the financial condition of the Grantors and their respective subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. First Lien Agent and First Lien Claimholders shall have no duty to advise Second Lien Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. Second Lien Agent and Second Lien Claimholders shall have no duty to advise First Lien Agent or any First Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event First Lien Agent or any First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to Second Lien Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and First Lien Agent and First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. With respect to any payments or distributions in cash, property, or other assets that any Second Lien Claimholders or Second Lien Agent pays over to First Lien Agent or First Lien Claimholders under the terms of this Agreement, Second Lien Claimholders and Second Lien Agent shall be subrogated to the rights of First Lien Agent and First Lien Claimholders; provided, however, that, Second Lien Agent hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of all First Lien Priority Obligations has occurred. Any payments or distributions in

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST LIEN AGENT:

PNC BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:
Name:
Title:

LIMITED AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Limited Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

SECOND LIEN AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as ~~Second~~8.50% Lien Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as 10.875% Lien Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

ACKNOWLEDGMENT

As of the date first written above, each of the Grantors and each of the Grantors’ undersigned Subsidiaries (if any) hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to First Lien Agent, Limited Agent, First Lien Claimholders, Second Lien Agent, and Second Lien Claimholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. The Grantors and each of the Grantors’ undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Intercreditor Agreement.

ACKNOWLEDGED:

HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation

By:
Name:
Title:

Acknowledgment Page to Intercreditor Agreement

EXHIBIT A

NOTICE ADDRESSES

If to Second Lien Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
	Attention:	Hutchinson Administrator
	Facsimile:	(612) 667-2160

With copies to:	DORSEY & WHITNEY LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402
	Attention:	Steven J. Heim
	Facsimile:	(612) 340-2643

If to First Lien Agent:	PNC BANK, NATIONAL ASSOCIATION
340 Madison Avenue
New York, NY 10173
	Attention:	Marc Hansen
	Facsimile:	(212) 752-6043

with copies to:	HAHN & HESSEN LLP
488 Madison Avenue
New York, NY 10022
	Attention:	Steven J. Seif
	Facsimile:	(212) 478-7400

If to the Grantors:	HUTCHINSON TECHNOLOGY INCORPORATED
40 West Highland Park
Hutchinson, MN 55350-9784
	Attention:	Chief Financial Officer
	Facsimile:	(320) 587-1810

with copies to:	FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
	Attention:	Peggy Abram
	Facsimile:	612-766-1600

Exhibit A - 1

Annex B

ACKNOWLEDGMENT

As of the date first written above, each of the Grantors and each of the Grantors’ undersigned Subsidiaries (if any) hereby acknowledge that they have received a copy of the foregoing First Amendment to the Original Intercreditor Agreement and consent thereto, and to the Original Intercreditor Agreement as amended thereby, agree to recognize all rights granted thereby to First Lien Agent, First Lien Claimholders, Limited Agent, Second Lien Agent, and Second Lien Claimholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. The Grantors and each of the Grantors’ undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing First Amendment to the Original Intercreditor Agreement or the Original Intercreditor Agreement as amended thereby.

ACKNOWLEDGED:

HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation

By:	/s/ David P. Radloff
Name: David P. Radloff
Title: CFO